Exhibit 10.1


               [Letterhead of Cherokee International Corporation]




October 12, 2005


Mr. Linster W. Fox
17864 Via Gracia
San Diego, CA 92128

Dear Lin:

We are pleased to extend an offer of employment to join the Cherokee team. The interview process allowed us to meet with you and for you to meet with half of our board members. The position title is Executive Vice President of Finance, Chief Financial Officer and Secretary; commencing as soon as possible. Upon your acceptance of this offer, we will mutually agree on a start date. You will be reporting to myself, President and Chief Executive Officer.

I would like to extend an offer of employment made up with the following specific points:

o     BASE SALARY: Your starting salary will be $3,846.15 per week

o BONUS: You will be eligible to participate in Cherokee International's Key Employee Bonus Plan. Any bonus is based on the performance of the Company as well as your performance and is distributed upon completion of our year-end audit and approval by Cherokee's Board. For calendar 2006, you will be eligible to participate in a bonus to be paid in March of 2007. The combined annualized Financial and Individual Goals target bonus will be $50,000. The $50,000 target bonus can be increased or decreased based on Company performance which is tied to a performance matrix. In the past 3 years the bonus payout has run from 0 to 3.7 times the bonus amount. Details on how Cherokee's matrix and bonus multiplier works will be provided. You must be an employee at the time of bonus distribution in order to qualify.

o RELOCATION EXPENSES: The Company will pay direct out-of-pocket costs of moving your family and household goods to Orange County (including realtor fees and closing costs on the sale of your house). The relocation is anticipated to take place within approximately six months from now. You will prepare an estimate of such expenses and submit to management for approval prior to incurring them.

      If you decide not to sell your present home and the company will not be asked to pay for realtor fees, then the company will pay you a total of $45,000 payable as follows:

Linster W. Fox
Page 2 of 4

      RELOCATION EXPENSES (Continued)

           November 1, 2005  Sign on Bonus             $10,000
           July 1, 2006                                $10,000
           January 10, 2007                            $10,000
           July 1, 2007                                $10,000
           January 10, 2008                            $ 5,000

      You must be employed by the company on the date of payout to qualify.

o TEMPORARY LIVING EXPENSES: The Company will provide you temporary living in an executive furnished apartment or hotel room, as necessary, during the period while you are still commuting from San Diego.

o TAX EQUALIZATION ADJUSTMENT: The Company will pay a one time tax equalization adjustment for relocation and temporary living expenses that are added to your gross income. You will be responsible to provide documentation confirming your effective tax liability change, as a result of your higher tax liability.

o SEVERANCE AGREEMENT: The Company will offer a one year severance agreement. The severance agreement is attached for your review.

o EMPLOYMENT: If you terminate your employment with Cherokee within 12 months of your hire, you will be required to reimburse Cherokee for any relocation expenses reimbursed to you or paid on your behalf.

o STOCK OPTION: You will be granted a 100,000 share stock option as of a date to be determined by our Compensation Committee of the Board. The exercise price of this stock option will equal the fair market value of our stock on the effective date of grant.

o EMPLOYEE STOCK PURCHASE PLAN: You are eligible to participate in the Cherokee International Employee Stock Purchase Plan, which provides the opportunity to purchase Cherokee stock through payroll deductions at 85% of fair market value, as defined in the plan.

o 401(k) PLAN: Effective the first day of the quarter following six months of continuous employment from your date of hire, you will be eligible to participate in Cherokee International's 401(k) Retirement Savings Plan. The company provides a match of 50% up to the first 6% of compensation.

Linster W. Fox
Page 3 of 4


o DEFERRED COMPENSATION PLAN: You will be eligible to participate in Cherokee's Executive Deferred Compensation Plan.

o INSURANCE/EXECUTIVE MEDICAL PLAN: You will receive Medical and Dental Insurance coverage effective the first day of the month following your hire date. As an executive of the company, Cherokee International offers this insurance to you and your family at a reduced cost (50% of the cost paid otherwise paid by employees of the Company). The insurance deduction is paid with pre-tax dollars. The company will pay up to one month of Medical costs to bridge the potential gap in coverage, if your current insurance terminates prior to the effective date that Cherokee's Medical coverage begins. The most common means is for you to elect one month of COBRA coverage with your current provider. You will provide documentation of your enrollment and the cost to process this reimbursement. Please contact Lillian Turman, Manager Human Resources with any questions about our Health Care Benefits.

o VACATION: Cherokee International will provide you with three weeks (15 days) of paid vacation, which can be taken as full days are accrued. The Company also offers one (1) additional day for every year worked after five (5) years of employment, until ten (10) years of employment. Thereafter, the Company offers one (1) additional day for every two (2) years of employment.

o     HOLIDAYS: Cherokee also offers ten (10) paid holidays per year.


In accordance with the Immigration Reform & Control Act of 1986, you will be required to provide documents that establish your identity and employment eligibility on your first day of employment.

Employment is on an at-will basis and can be terminated by you or the Company at any time, for any reason, with or without cause, with or without advance notice. This letter constitutes the entire agreement between the parties, it supersedes any and all prior agreements or understandings, and it cannot be changed except in writing signed by both of the parties.

As an employee of Cherokee International you will be required to sign a Code of Business Conduct and Ethics Agreement, an Insider Trading policy, a Confidential Disclosure Agreement and an Electronics Communication Agreement.

Linster W. Fox
Page 4 of 4


Please sign, date and return the original of this letter if the above terms are agreed to by you. We look forward to you joining the Cherokee team!

Sincerely,

/s/ Jeffrey M. Frank

Jeffrey Frank
Chief Executive Officer
and President, Cherokee International Inc.



By my signature below I accept this offer on the terms stated above and will commence work on


October 31, 2005
---------------------------


/s/ Linster W. Fox                                         10/14/05
----------------------------                               -----------------
Signature:  Linster W. Fox                                 Date



Lillian J. Turman
Manager, Human Resources
714-508-2029 or 714-544-6665 X329
Email: lillian.turman@cherokeepwr.com